                                   EXHIBIT 11

                                                         VIDEOSERVER, INC.
                                              COMPUTATION OF NET INCOME PER SHARE (1)

                                              THREE MONTHS ENDED             NINE MONTHS ENDED
                                                 SEPTEMBER 30,                 SEPTEMBER 30,
                                             1995         1996              1995         1996
                                          -----------   -----------     -----------   -----------

Weighted average common and common
  equivalent shares:

Weighted average common shares
  outstanding during the period            12,354,636    12,513,957      11,003,599    12,466,358

Weighted average common equivalent
  shares resulting from stock options         796,797       781,859         696,813       775,609

Dilutive effect of common and common
  equivalent shares issued subsequent
  to April 12, 1994 (2)                                                     103,740
                                          -----------   -----------     -----------   -----------
                                           13,151,433    13,295,816      11,804,152    13,241,967
                                          ===========   ===========     ===========   ===========

Net income                                $ 1,300,000   $ 2,762,000     $ 2,879,000   $ 6,910,000

Primary net income per share              $      0.10   $      0.21     $      0.24   $      0.52
                                          ===========   ===========     ===========   ===========


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, certain common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.


                                       11